SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                                Arizona Star Resource Corp.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                               Common Shares without Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    04059G106
      --------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
      --------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ] Rule 13d-1(b)

         [   ] Rule 13d-1(c)

         [ x ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP NO.  04059G106

------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        CNA Financial Corporation
        36-6169860
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (A) |_|
                                                                        (B) |x|
-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware, United States
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


       NUMBER OF           ----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              4,555,100
        OWNED BY           ----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
          WITH             ----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
			        4,555,100
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,555,100
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                  |_|
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.2%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         HC
-------------------------------------------------------------------------------
Under Illinois Law, assets owned by Continental Casualty Company, an Illinois insurance company, are solely under the control of the board of directors of the insurer. The characterization of shared dispositive power with the indirect parent holding company is made solely as a consequence of SEC interpretations regarding control of the subsidiary. CNA Financial Corporation and Loews Corporation specifically disclaim beneficial ownership of the securities identified herein.


                              Page 2 of 8 Pages



CUSIP NO.  04059G106

-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Loews Corporation
        13-2646102
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (A) |_|
                                                                        (B) |x|
-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware, United States
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


       NUMBER OF           ----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              4,555,100
        OWNED BY           ----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
          WITH             ----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
			       4,555,100
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,555,100
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                  |_|
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.2%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         HC
-------------------------------------------------------------------------------
Under Illinois Law, assets owned by Continental Casualty Company, an Illinois insurance company, are solely under the control of the board of directors of the insurer. The characterization of shared dispositive power with the indirect parent holding company is made solely as a consequence of SEC interpretations regarding control of the subsidiary. CNA Financial Corporation and Loews Corporation specifically disclaim beneficial ownership of the securities identified herein.


                               Page 3 of 8 Pages


CUSIP NO.  04059G106

-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Continental Casualty Company
        36-2114545
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (A) |_|
                                                                        (B) |x|
-------------------------------------------------------------------------------
  3     SEC USE ONLY

-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Illinois, United States
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


       NUMBER OF           ----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY              4,555,100
        OWNED BY           ----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
          WITH             ----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
			        4,555,100
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,555,100
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                  |_|
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.2%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IC
-------------------------------------------------------------------------------
Under Illinois Law, assets owned by Continental Casualty Company, an Illinois insurance company, are solely under the control of the board of directors of the insurer. The characterization of shared dispositive power with the indirect parent holding company is made solely as a consequence of SEC interpretations regarding control of the subsidiary. CNA Financial Corporation and Loews Corporation specifically disclaim beneficial ownership of the securities identified herein.


                               Page 4 of 8 Pages

ITEM 1(a)         NAME OF ISSUER:

                  Arizona Star Resource Corp. (the "Issuer")

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Arizona Star Resource Corp.
                  401 Bay Street, Suite 2700
                  Toronto, Ontario, Canada M5H 2Y4




ITEM 2(a)         NAME OF PERSON FILING:

                  CNA Financial Corporation
                  Loews Corporation
                  Continental Casualty Company

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                  RESIDENCE:

                  Continental Casualty Company
		  333 S. Wabash
		  Chicago, Illinois 60604

           	  CNA Financial Corporation
		  333 S. Wabash
		  Chicago, Illinois 60604

           	  Loews Corporation
		  667 Madison Avenue
		  New York, New York 10021-8087


ITEM 2(c)         CITIZENSHIP:

                  Continental Casualty Company - State of Illinois
           	  CNA Financial Corporation - State of Delaware
                  Loews Corporation - State of Delaware, United States

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Shares without Par Value

ITEM 2(e)         CUSIP NUMBER:
                  04059G106


ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR
                  (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [x] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);


                               Page 5 of 8 Pages



         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g) [x] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ] A group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

Under Illinois Law, assets owned by Continental Casualty Company, an Illinois insurance company, are solely under the control of the board of directors of the insurer. The characterization of shared dispositive power with the parent holding company is made solely as a consequence of SEC interpretations regarding control.)

                                  Continental    CNA          Loews
                                  Casualty       Financial    Corporation
                                  Company        Corporation

(a)   Amount Beneficially Owned:  4,550,100      4,550,100    4,550,100

(b)   Percent of Class            10.9%          10.9%        10.9%

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. N/A

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Continental  Casualty Company,  an Illinois insurance company
		  (IC).  (See Exhibit 1.)


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP.

                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  N/A


                               Page 6 of 8 Pages


ITEM 10.          Certification of CNA Financial Corporation.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

February 13, 2007

/s/ Jonathan D. Kantor

Jonathan D. Kantor
Executive Vice President, General Counsel and Secretary

Item 10.   Certification of Loews Corporation.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

February 13, 2007

/s/     Gary W. Garson

Gary W. Garson
Senior Vice President, Secretary and General Counsel

Item 10.   Certification of Continental Casualty Company.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

February 13, 2007


/s/ Jonathan D. Kantor

Jonathan D. Kantor
Executive Vice President, General Counsel and Secretary

                               Page 7 of 8 Pages



                                    Exhibit 1

Loews Corporation holds approximately 89.0% of the equity of CNA Financial Corporation.

CNA Financial Corporation indirectly owns 100.0% of the relevant subsidiary, Continental Casualty Company, an Illinois domiciled insurance company (IC). Continental Casualty Company is the direct owner of the position being reported.



                                    Exhibit 2

Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly, pursuant to Rule 13d-l(f) of the Securities and Exchange Act of 1934, as amended, on behalf of each of the undersigned.


CONTINENTAL CASUALTY COMPANY

/s/ Jonathan D. Kantor

Jonathan D. Kantor
Executive Vice President, General Counsel and Secretary


CNA FINANCIAL CORPORATION

/s/ Jonathan D. Kantor

Jonathan D. Kantor
Executive Vice President, General Counsel and Secretary


LOEWS CORPORATION

/s/ Gary W. Garson

Gary W. Garson
Senior Vice President, Secretary and General Counsel